Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2015, relating to the financial statements and financial highlights of Matthews CF-U Series and Matthews ADF-U Series which appear in the December 31, 2014 Annual Report to Shareholders of Matthews A Share Selections Fund, LLC, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

April 30, 2015